Exhibit 10.1

AMENDMENT TO CONVERTIBLE PREFERRED SECURITY AND WARRANT

THIS AMENDMENT TO SECURIITES PURCHASE AGREEMENT is made and entered into effective February 10, 2022 by and among Mullen Automotive, Inc., as successor to Mullen Technologies, Inc. a California corporation (the “Company”), and ____________ (the “Holder”).

RECITALS:

A. The Company and Holders have entered into Securities Purchase Agreements during 2021 under which the Company sold Series C Convertible Preferred Stock and Warrants to the Holders (collectively, the Securities Purchase Agreements”).

B. The Company and the Holders desire to amend the Securities Purchase Agreements to change the terms as follows.

NOW, THEREFORE, for due and adequate consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Effective Immediately:

The Holders irrevocably and forever waive their rights under section 2 (c) and 2 (d) of the Warrant, and under section 4 (c) of the Series C Convertible Preferred.

For purposes of section 1 (b), Exercise Price, in the Warrant, the exercise price shall be modified from 0.6877 to $8.834.

In section 1 (d), Cashless Exercise, the definition of C= The Closing Bid Price of the Common Stock as of two (2) Trading Days prior to the time of such exercise (as such Closing Bid Price is defined in Section 16 herein), but in any event not less than $0.01(as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in Section 2(a) herein) shall be amended to

C= The lower of the two Closing Bid Prices of the Common Stock in the two days prior the time of such exercise (as such Closing Bid Price is defined in Section 16 herein), but in any event not less than $0.01(as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in Section 2(a) herein).

Under Section 16 (b) of the Warrant, the definition of Black Scholes Value shall be modified so that the Black Scholes Value shall be increased by $3.00 per Warrant. For example, if the calculations under Section 16 resulted in a value of $7.72, as a result of this Amendment the Black Scholes Value would be increased to $10.72.

2. Except as modified by this Amendment, all other terms and conditions in the Securities Purchase Agreement shall remain in full force and effect and this Amendment shall be governed by all provisions thereof.

3. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

4. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York.

COMPANY:

MULLEN AUTOMOTIVE, INC.

By:
Name:	David Michery
Title:	CEO

HOLDER:

By:
Name:
Title: